UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 19, 2016

Icagen, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-54748	20-0982060
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4222 Emperor Blvd., Suite 350 Research Triangle Park, Durham, NC 27703
(Address of principal executive offices) (zip code)

(919) 941-5206
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02.	Unregistered Sales of Equity Securities.

On May 19, 2016, the Board of Directors (the “Board”) of Icagen, Inc. (the “Company”) granted under the Company’s 2015 Stock Incentive Plan (the “Plan”) the following: (i) options to purchase 12,500 shares of common stock, par value $0.001 per share of the Company (the “Common Stock”) to five members of the Board (which equals options to purchase an aggregate of 62,500 shares of Common Stock); (ii) options to purchase 100,000 shares of Common Stock to the Company’s Chief Scientific Officer; and (iii) options to purchase an aggregate of 140,000 shares of Common Stock to certain employees. All of the stock options granted have an exercise price of $3.50 per share. The options granted to (i) the directors vest on a pro rata basis monthly over thirty six (36) months and expire ten years after the date of grant; (ii) the Company’s Chief Scientific Officer vest as follows: 25,000 vest on June 30, 2016 and the remaining 75,000 vest pro rata on a monthly basis over thirty six (36) months and expire ten years after the date of grant; and (iii) the employees vest on an annual basis over four (4) years pro rata on a monthly basis over forty eight (48) months other than a grant of options to purchase 20,000 shares of common stock that vest over a four (4) year period based upon the attainment of certain milestones and expire ten years after the date of grant. The aforementioned options and the shares of Common Stock issuable upon exercise of the options were issued in transactions exempt from registration under the Securities Act of 1933, as amended, pursuant to Section 4(a)(2) thereof.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The information set forth in Item 3.02 above is hereby incorporated by reference in this Item 5.02.

On May 19, 2016, the Board granted under the Company’s Plan options to purchase an aggregate of 62,500 shares of Common Stock to the members of the Board (Timothy Tyson, Clive Kabatznik, Vincent Palmieri, Michael Taglich and Edward Roffman were each granted options to purchase 12,500 shares of Common Stock). In addition, Douglas Krafte, the Company’s Chief Scientific Officer, was granted an option to purchase 100,000 shares of Common Stock.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 20, 2016	ICAGEN, INC.

	By:	/s/ Mark Korb
	Name: Title:	Mark Korb Chief Financial Officer